COMPANY CONTACT:	Patricia J. Brown (419) 424-4370	FOR IMMEDIATE RELEASE October 27, 2005

COOPER TIRE ANNOUNCES AGREEMENT TO FORM JOINT VENTURE
WITH SHANDONG CHENGSHAN TIRE

Findlay, Ohio, October 27, 2005—Cooper Tire & Rubber Company (NYSE:CTB) today announced that an agreement has been reached for Cooper Tire to obtain 51% ownership in Cooper Chengshan (Shandong) Passenger Tire Co. Ltd. and Cooper Chengshan (Shandong) Truck Tire Company, Ltd. This agreement also includes a 25% ownership position for Cooper in the steel cord factory which is located adjacent to the tire manufacturing facility in Rongchen City. Cooper’s cash investment will be about $70 million.

The two new companies, which will be formed upon governmental approval of the transaction, together were known as Shandong Chengshan Tire Company, Ltd. (Chengshan) of Rongchen City, Shandong, China. Chengshan is the 3rd largest Chinese-owned tire manufacturer with expected replacement, OE and export sales in 2005 of approximately $500 million. The company makes passenger car and light truck radials as well as radial and bias commercial tires primarily under the brand names Chengshan and Austone.

“This is another major step in our Asian strategy,” said Thomas A. Dattilo, Cooper’s chairman, president and chief executive officer. “Chengshan is an excellent and profitable Chinese manufacturer that is already selling a significant number of tires around the world, and especially in China where Cooper has plans to have a leading market share position in the future,” he concluded.

The agreement is subject to a number of government and regulatory approvals in China, but is expected to be finalized by year end.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com